Exhibit 99.1

PALMSOURCE, INC.

GENERAL RELEASE AND COVENANT NOT TO SUE

This general release and covenant not to sue (the “Release”) must be signed after your separation and submitted to Ken Boehm at 1240 Crossman Avenue, Sunnyvale, CA 94089 by December 23, 2004.

In the event that this Release becomes effective, the payment of all benefits provided for herein, including without limitation any cash payments and any acceleration of vesting, shall take place on January 5, 2005.

1.	In exchange for (A) the benefits described in Section 2(a)-(d) of the attached PalmSource, Inc. Amended and Restated Severance Agreement dated August 14, 2003 (the “Severance Agreement”), which, for avoidance of doubt, consist of (i) one year of annual base salary payment in the aggregate amount of $250,000, (ii) the acceleration of vesting of all shares underlying options to purchase common stock of PalmSource, Inc. (“PalmSource”) held by you, (iii) the acceleration of vesting of 23,605 shares of restricted stock of PalmSource owned by you, which will be transferred by PalmSource’s transfer agent to your account in accordance herewith and (iv) the health, dental and vision benefits coverage for one year in accordance with the conditions set forth in the Severance Agreement, and (B) the payment of 100% of the unpaid portion of the target level bonus under PalmSource FY2005 Bonus Plan in the aggregate amount of $100,000 (clauses (A) and (B) are, collectively, referred to as the “Severance Benefits”), Albert J. Wood (heretofore and hereinafter “you” and “your”) agrees to release and hereby does release PalmSource, its past and present parents, subsidiaries and affiliates, and its and their benefits plans (collectively, hereinafter the “Company”), from all claims, demands, actions or liabilities you may have against the Company of whatever kind including, but not limited to, those that are related to your employment with PalmSource, the termination of that employment, or other severance payments or claims for attorneys’ fees.

2.	You agree that this also releases from liability the Company’s agents, directors, officers, employees, representatives, successors and assigns.

3.	You agree that you have voluntarily executed this Release on your own behalf, and also on behalf of any heirs, agents, representatives, successors and assigns that you may have now or in the future. You also agree that this Release covers, but is not limited to, claims arising from the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the California Labor and Government Codes, the Sarbanes-Oxley Act, the Family Medical Leave Act, the California Family Rights Act, and any other federal, state or local law or regulation including, but not limited to, those dealing with discrimination, harassment or retaliation in employment including, but not limited to, discrimination, harassment, or retaliation based on sex, sexual orientation, race, national origin, religion, disability, veteran status, whistle blowing or other protected activity, or age, and claims for your attorneys’ fees. You also agree that this Release includes, but is not limited to, claims based on theories of contract or tort, whether based on common law or otherwise. The only claims not waived by you under this Release are claims for:

(a)	unemployment or any state disability insurance benefits pursuant to the terms of applicable state law;

(b)	workers’ compensation insurance benefits under the terms of any workers’ compensation insurance policy or fund;

(c)	continued participation in certain of the Company’s group benefit plans pursuant to the federal law known as COBRA; and

(d)	non-forfeitable rights to your accrued benefits (within the meaning of Sections 203 and 204 of the Employee Retirement Income Security Act of 1974, as amended), as of the date of termination of your PalmSource employment, under PalmSource’s 401(k) plan.

4.	This Release covers both claims that you know about and those that you may not know about which have accrued by the time you execute this Release. In order to make this Release effective against unknown or concealed claims, you expressly waive all rights you might have under any law that is designed to protect you from waiving unknown claims, including California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

In the event that you do not understand Section 1542 or its legal effect on you, you are advised to seek legal counsel.

5.	Given this Release, you acknowledge and agree that you will not sue or initiate against the Company any action or proceeding, or participate in same, individually or as a member of a class, under any contract (express or implied), law, or regulation, federal, state, or local, pertaining in any manner whatsoever to the claims released by you in this Release. You specifically warrant and represent that you do not have any pending complaint or charge against the Company in any state or federal court or any local, state or federal agency based on your employment with PalmSource or on any other events occurring prior to the execution of this Release.

6.	You acknowledge and agree that:

(a)	The Severance Benefits provided pursuant to this Release constitute consideration for this Release, in that they are payments and benefits to which you would not have been entitled had you not signed this Release. The Severance Benefits provided pursuant to this Release are in lieu of any other rights, payment or benefits you may have been eligible to receive from the Company and you expressly waive any such rights, payment or benefits in exchange for the Severance Benefits provided under this Release.

(b)	You have been given the opportunity to take a period of at least twenty-one (21) days within which to consider this Release and to review all documentation associated with this Release provided to you by PalmSource. In the event you execute this Release before that time, you certify, by such execution, that you knowingly and voluntarily waived the right to the full twenty-one (21) days, for reasons personal to you, with no pressure by any PalmSource representative to do so. You and PalmSource agree that changes to this Release, material or immaterial, do not restart the running of the twenty-one (21) day period.

(c)	This Release does not waive any claims that you may have that arise after the date you sign this Release.

(d)	You have not relied on any representations, promises, or agreements of any kind, whether written or oral, made to you in connection with your voluntary decision to accept the Severance Benefits, except for those set forth in this document.

(e)	You understand that your entitlement to Severance Benefits is conditioned upon your compliance with all of the terms of the Severance Agreement, including but not limited to Section 7 regarding Non-Solicitation of Employees.

(f)	You acknowledge and agree that you will not at any time, unless compelled by lawful process, disclose or use for your own benefit or purposes or for the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other organization, entity or enterprise, any Company or the Company’s customers’ or vendors’ Confidential Information. “Confidential

Information” means all confidential and proprietary information, whether written and oral, and in any form or on any media, including, without limitation, all software code, programs and documentation, any trade secrets relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotions, credit and financial data, financing methods, technical information, technology, intellectual property, mergers, acquisitions, divestitures, employees or plans of the Company. In the event that you are ordered to disclose any Confidential Information, whether in a legal or regulatory proceeding or otherwise, you shall provide the Company with prompt written notice of such request or order so that the Company may seek to prevent disclosure. In the case of any disclosure, you shall disclose only that portion of the Confidential Information that you are ordered by legal process to disclose. You further represent to the Company that, as of the date of this Release, you have returned to Company all documents or other tangible items containing or constituting Confidential Information which were previously in your possession or control (including, but not limited to, any data contained on any form of electronic, computer or other media, such as computer disks, hard drives, e-mail accounts), and further acknowledge that these obligations continue after your employment with PalmSource terminates. This provision does not restrict you from being employed by a competitor of, or otherwise competing with, PalmSource.

(g)	You further represent to the Company that, as of the later of (i) the date of this Release or (ii) December 17, 2004, you have returned to the Company all Company-owned property in your possession.

(h)	You agree that you will refrain at any time, including without limitation the time prior to this Release becoming effective, from taking any actions or making any statements, written or oral, which would disparage or defame the Company’s goodwill or reputation, or the goodwill or reputation of any of the Company’s current or former directors, officers, or employees, or adversely affect the Company’s relationship(s) with any current or past customers, analysts, investors, rating agencies, media representatives, external consultants, or any other entity with whom they do business or intend to do business. You also agree that you will not act as a source (attributable or otherwise) with the media or any other person or entity regarding any information you have acquired, including Confidential Information, in connection with your employment with PalmSource. The Company’s executive officers and members of the Human Resources Department shall be instructed to follow the Company’s standard practice with respect to the departing employees in providing only confirmations of your employment dates and title and that you departed to pursue other interests.

(i)	You agree that you will continue to cooperate with the Company in connection with all inquiries and/or investigations (internal, regulatory or otherwise, including but not limited to any Company investigation into Compliance or other policy violations), and in connection with any and all claims or pending or future disputes or investigations of any nature whatsoever pertaining to Company’s business or relationships (collectively “Proceedings”), with respect to which you have relevant information, regardless of whether the Company is or becomes a named party, to the extent reasonably requested by the Company. You acknowledge and agree that such cooperation may include, but shall in no way be limited to, being available for an interview with the Company or its attorneys and representatives, providing to the Company any documents in your possession or under your control relating to any Proceedings, providing truthful sworn statements in connection with any Proceedings, and traveling as necessary to provide testimony in connection with any Proceedings. You also agree, upon reasonable request by the Company, to provide information to the Company that you learned during the course of your employment relationship with PalmSource relating to the transition of your duties and responsibilities to other employees. If you are served with process concerning any matter in which the Company has an interest, you agree to promptly notify the Company. The Company confirms its expectation that you will provide truthful information in accordance with this paragraph.

7.	This Release is not effective or enforceable for seven (7) days after you sign it, and you may revoke it during that time. To revoke, you agree to deliver written notice of your revocation to Ken Boehm. This written notice of revocation must be delivered prior to the conclusion of the seventh (7th) day after you sign the Release.

8.	You acknowledge and represent that you have not assigned or transferred any claim you are releasing, nor have you purported to do so.

9.	The Company agrees to assist you in filing any Forms 4 or 5 that you may be required to file under Section 16 of the Securities Exchange Act of 1934; provided that you timely submit to the Company all of the necessary information related thereto.

10.	You agree that this Release and the payments made pursuant to it are not an admission of guilt or wrongdoing by the Company, and you acknowledge that the Company does not believe or admit that it has done anything wrong.

11.	The Company and you agree to resolve any claims or disputes you may have with each other through final and binding arbitration pursuant to Section 12 in the Severance Agreement.

12.	This Release, its attachments, and any agreements related to stock options or stock purchases contain all of the terms, promises, representations, and understanding between the parties, and supersedes any other oral or written agreement or understanding between the parties prior to the date hereof.

13.	If any provision of this Release is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall, nevertheless, continue in full force and effect without being impaired or invalidated in any way.

14.	This Release may be executed in one or more counterparts, each of which shall constitute an original, and all of which shall constitute one instrument. It shall not be necessary in making proof of this Release to account for more than one counterpart.

15.	This Release shall be governed by and construed in accordance with the laws of the State of California.

TAKE THIS RELEASE HOME, READ IT, AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. THIS RELEASE INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS. IF YOU WISH, YOU SHOULD CONSULT YOUR ATTORNEY.

I declare under penalty of perjury under the laws of the United States and California that the foregoing is true.

Dated: December 2, 2004	/s/ Albert J. Wood
Albert J. Wood

Dated: December 2, 2004	/s/ PalmSource, Inc.
PalmSource, Inc.

	By:	David C. Nagel
	Its:	President and Chief Executive Officer

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